EXHIBIT 99
Digi International Reports Second Quarter 2006 Revenue Growth of 17.3% Over Second Quarter 2005
(Minneapolis, MN, April 17, 2006) - Digi International® Inc. (NASDAQ: DGII) reported revenue of $34.4 million for the second fiscal quarter of 2006 compared to $29.3 million for the same quarter of fiscal 2005, an increase of $5.1 million, or 17.3%. The increase in revenue in the second quarter of fiscal 2006 was primarily attributable to revenue from acquired products, offset partially by a decline in certain mature product lines.
Gross profit margin in the second fiscal quarter of 2006 was 56.7% compared to 61.4% in the second fiscal quarter of 2005. Gross margins were less than the comparable quarter of 2005, impacted by Rabbit® product sales, which carry a lower gross profit margin, and product mix changes between the mature product lines and growth product lines.
Total operating expenses in the second quarter of fiscal 2006 were $16.3 million compared to $13.8 million in the second quarter of fiscal 2005. The increase in operating expenses in the second fiscal quarter of 2006 was primarily attributable to acquisitions which were completed in the third fiscal quarter of 2005. Digi also recorded a $0.6 million pre-tax charge in the second fiscal quarter of 2006 for stock-based compensation as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R) in the first quarter of fiscal 2006.
Digi reported net income of $2.6 million for the second quarter of fiscal 2006, or $0.11 per diluted share, compared to $8.8 million for the second quarter of fiscal 2005, or $0.37 per diluted share. Stock-based compensation expense reduced earnings per diluted share by $0.02 for the second fiscal quarter of 2006. Earnings per diluted share, excluding the impact of stock-based compensation expense, were $0.13. Also, during the second quarter of fiscal 2005, as a result of a settlement with the Internal Revenue Service on an audit of prior fiscal years, Digi recorded a reversal of $5.7 million of previously established income tax reserves, equating to $0.24 per diluted share positive impact. Excluding the impact of the favorable tax settlement, Digi’s earnings per diluted share for the second fiscal quarter of 2005 would have been $0.13.
For the six months ended March 31, 2006, Digi reported revenue of $67.8 million compared to revenue of $58.8 million for the six months ended March 31, 2005, or an increase of 15.3%. For the six months ended March 31, 2006, Digi reported net income of $4.8 million, or $0.20 per diluted share, compared to net income for the six months ended March 31, 2005, of $11.8 million, or $0.50 per diluted share. Stock-based compensation expense reduced earnings per diluted share by $0.04 for the first six months of fiscal 2006. Earnings per diluted share, excluding the impact of stock-based

Digi International Reports Second Quarter Fiscal 2006 Results — Page 2
compensation expense, were $0.24 for the first six months of fiscal 2006. Excluding the impact of the favorable tax settlement, earnings per diluted share would have been $0.26 for the first six months of fiscal 2005.
Digi’s current ratio is 5.0 to 1, and the Company has no debt other than capital lease obligations. Digi’s cash and cash equivalents and marketable securities balance at the end of the second quarter was $60.0 million, an increase of $6.2 million from the end of the prior quarter. Days sales outstanding (DSO) was at 33 days in the second quarter of fiscal 2006. Digi’s cash per share on March 31, 2006, defined as cash and cash equivalents and marketable securities divided by shares outstanding as of March 31, 2006 of 23,072,459, was $2.60. Tangible book value per share at March 31, 2006, defined as total stockholders’ equity less net identifiable intangible assets and goodwill divided by shares outstanding as of March 31, 2006 of 23,072,459, was $4.38.
“It was a challenging quarter and I am satisfied with our results,” said Joe Dunsmore, Digi’s chief executive officer. “Importantly, we also made very good progress on our strategic growth initiatives during the quarter.”
Second Quarter Highlights
•	Digi made significant progress during the quarter on carrier certifications for the Connect WAN family of wireless/cellular products. To date the Connect WAN is certified on seven carrier networks spanning both GSM and CDMA technologies, including Cingular, Sprint, Midwest Wireless, Centennial Wireless, Alltel Wireless, T-Mobile, and Rogers Wireless.

•	Digi introduced the ConnectCore XP, the newest member of the ConnectCore module family. The module combines the latest generation Intel® XScale PXA270 processor, integrated Ethernet networking capabilities, and extensive peripheral support in a compact package, making it a powerful solution for demanding embedded applications. Full support for Linux and Windows CE is available.

•	Rabbit announced the availability of the Rabbit 4000 microprocessor. The Rabbit 4000 is the newest addition to the highly successful Rabbit line of microprocessors and offers new and improved features from integrated Ethernet to hardware DMA. The Rabbit 4000 will also form the basis for a new family of microprocessor based core modules, that will be the fastest, most code efficient, most feature-rich and most I/O flexible RabbitCore modules to date.
Third Fiscal Quarter 2006 Guidance
For the third quarter of fiscal 2006, Digi expects revenue to be in the range of $32.5 million to $37.5 million. Digi expects third fiscal quarter 2006 earnings per diluted share

Digi International Reports Second Quarter Fiscal 2006 Results — Page 3
to be in a range of $0.10 to $0.16, excluding the impact of stock-based compensation expense of $0.02 per diluted share. Digi estimates reported earnings per diluted share, including the impact of stock-based compensation expense, to be $0.08 to $0.14 for the third fiscal quarter of 2006.
For the full fiscal year, Digi continues to forecast fiscal 2006 revenues to be in a range of $136 million to $148 million, or an increase over fiscal 2005 revenues of 9% to 18%. Digi expects earnings per diluted share for fiscal 2006 to be in a range of $0.48 to $0.60, excluding the impact of stock-based compensation expense. Digi estimates today that stock-based compensation expense will reduce earnings per diluted share by approximately $0.08 for the full fiscal year 2006. Digi estimates reported earnings per diluted share, including the impact of stock-based compensation expense, to be in a range of $0.40 to $0.52 for the full fiscal year.
Second Fiscal Quarter 2006 Conference Call Details
Digi invites all those interested in hearing management’s discussion of the quarter to attend its second fiscal quarter 2006 call, scheduled for Monday, April 17, 2006, at 4:00 p.m. CT, either by phone or the Web. Participants can access the call by dialing (212) 346-6545. A replay will be available for one week following the call by dialing (800) 633-8284 for domestic participants or (402) 977-9140 for international participants and entering access code 21288263 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International, based in Minneapolis, makes device networking easy by developing easy to use and cost effective products and technologies. Digi markets its products through a global network of distributors and resellers, systems integrators and original equipment manufacturers (OEMs).
Forward-looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual

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report on Form 10-K for the year ended September 30, 2005 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Digi International Contact S. (Kris) Krishnan (952) 912-3125 s_krishnan@digi.com	Investors Contact Erika Moran / Tom Caden The Investor Relations Group New York, NY 212-825-3210

Digi International Reports Second Quarter Fiscal 2006 Results — Page 5
Digi International Inc.
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Net sales	$34,380	$29,312	$67,756	$58,782
Cost of sales (A)	14,894	11,328	28,904	22,487

Gross profit	19,486	17,984	38,852	36,295

Operating expenses:
Sales and marketing (A)	6,802	6,411	13,553	12,854
Research and development (A)	5,011	3,820	9,825	8,072
General and administrative (A)	2,781	2,348	6,024	4,538
Intangibles amortization	1,680	1,209	3,359	2,534
Stock-based compensation		—		—
In-process research and development	—	—	—	—

Total operating expenses	16,274	13,788	32,761	27,998

Operating income	3,212	4,196	6,091	8,297
Other income, net	554	312	886	502

Income before income taxes	3,766	4,508	6,977	8,799
Income tax provision (benefit)	1,199	(4,291)	2,227	(2,961)

Net income	$2,567	$8,799	$4,750	$11,760

Net income per common share, basic	$0.11	$0.39	$0.21	$0.53

Net income per common share, diluted	$0.11	$0.37	$0.20	$0.50

Weighted average common shares, basic	23,001	22,477	22,890	22,277

Weighted average common shares, diluted	23,687	23,645	23,609	23,473

(A)	Stock-based compensation expense charges due to adopting FAS 123R as of October 1, 2005 are included in the above income statement for the three and six months ended March 31, 2006 as shown below:

Cost of sales	$23	$42
Sales and marketing	193	321
Research and development	142	270
General and administrative	274	531

	$632	$1,164

Digi International Reports Second Quarter Fiscal 2006 Results — Page 6
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2006	September 30, 2005

	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,690	$12,990
Marketable securities	44,317	37,184
Accounts receivable, net	18,040	16,897
Inventories, net	18,793	18,527
Other	5,272	5,115

Total current assets	102,112	90,713

Property, equipment and improvements, net	20,266	20,808
Identifiable intangible assets and goodwill, net	61,404	65,017
Other	913	1,093

Total assets	$184,695	$177,631

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Capital lease obligations, current portion	$409	$414
Accounts payable	4,430	6,272
Accrued expenses	9,800	10,726
Income taxes payable	5,960	3,306

Total current liabilities	20,599	20,718

Capital lease obligations, net of current portion	929	1,181
Net deferred tax liabilities	817	2,195

Total liabilities	22,345	24,094

Total stockholders’ equity	162,350	153,537

Total liabilities and stockholders’ equity	$184,695	$177,631

Digi International Reports Second Quarter Fiscal 2006 Results — Page 7
Digi International Inc.
Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three months ended	Six months ended
	March 31, 2006	March 31, 2006
Operating activities:
Net income	$2,567	$4,750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	660	1,272
Amortization of identifiable intangible assets and other assets	1,917	3,825
Stock-based compensation	632	1,164
Other	(388)	(533)
Changes in operating assets and liabilities:
Accounts receivable	(1,050)	(507)
Inventories	(129)	(685)
Other assets	209	(157)
Accounts payable and accrued expenses	424	(2,376)
Income taxes payable	1,539	2,674
Other	(549)	(1,256)

Net cash provided by operating activities	5,832	8,171

Investing activities:
Purchase of held-to-maturity marketable securities, net	(2,524)	(7,133)
Purchase of property, equipment, improvements and certain other intangible assets	(635)	(895)

Net cash used in investing activities	(3,159)	(8,028)

Financing activities:
Principal payments on long-term obligations	(113)	(256)
Tax benefit related to the exercise of stock options	213	330
Proceeds from stock option plan transactions	989	2,673
Proceeds from employee stock purchase plan transactions	245	359

Net cash provided by financing activities	1,334	3,106

Effect of exchange rate changes on cash and cash equivalents	(275)	(549)

Net increase in cash and cash equivalents	3,732	2,700
Cash and cash equivalents, beginning of period	11,958	12,990

Cash and cash equivalents, end of period	$15,690	$15,690